September 27, 2010

ANNOUNCEMENT NO: 31

GN ReSound has made a Proposal to Acquire Otix Global, Inc.

GN ReSound A/S has today submitted a proposal to the board of directors of Otix Global, Inc., an American hearing aid company listed on NASDAQ, to acquire the company for a total amount of approximately USD 58 million (corresponding to around DKK 325 million). The offer is expected to be equivalent to a price of USD 73-78 million on a debt free basis.

Otix Global, Inc. develops and sells hearing aids under the brand Sonic to hearing care professionals through its own sales companies and an international distributor network. Otix Global, Inc. is the world's 8th largest hearing aid manufacturer and owns and operates retail activities in USA and Australia. In 2009, Otix Global, Inc. recorded revenue of USD 96 million. Net profit, excl. restructuring and impairment charges of USD (31) million, was USD (8) million. At December 31, 2009, Otix Global, Inc. equity amounted to USD 33 million.

On September 13, 2010, Otix Global, Inc. announced that it had entered into a merger agreement with another hearing aid manufacturer for a total consideration to Otix Global Inc. shareholders of approximately USD 50 million. However, the proposed merger is still subject to regulatory approvals and the approval of the Otix Global, Inc. shareholders at a general meeting.

As part of the ongoing business GN ReSound is continuously considering strategic opportunities. One of these opportunities has been a potential acquisition of Otix Global, Inc. that would complement GN ReSound's strong US presence and secure a significant position for GN ReSound in the Australian hearing aid market.

Otix Global, Inc. is well known for its advanced hearing care solutions in several markets and segments and will add to GN ReSound's portfolio of innovative and groundbreaking products if our proposal is accepted and a transaction with Otix Global, Inc. completed.

Following GN ReSound's proposal, it is up to the board of directors of Otix Global, Inc. to evaluate the proposal and determine whether the proposal constitutes a "Superior Proposal" as such term is defined under the current merger agreement and, if so, to terminate the current merger agreement in accordance with its terms in order to accept our proposal. The completion of the transaction outlined in our proposal would require certain regulatory approvals and the approval of the Otix Global, Inc. shareholders at a general meeting.

For further information, please contact:

Mikkel Danvold
Director, IR & Communications

GN Store Nord A/S
Tel: +45 45 75 02 71